                                                                    EXHIBIT 12.1

                       SECURITY CAPITAL INDUSTRIAL TRUST

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                           1996    1995    1994    1993  1992
                                         -------- ------- ------- ------ -----
Net Earnings (Loss) from Operations..... $ 79,384 $47,660 $25,066 $4,412 $(187)
Add:
  Interest Expense......................   38,819  32,005   7,568    321   504
                                         -------- ------- ------- ------ -----
Earnings as Adjusted.................... $118,203 $79,665 $32,634 $4,733 $ 317
                                         ======== ======= ======= ====== =====
Fixed Charges:
  Interest Expense...................... $ 38,819 $32,005 $ 7,568 $  321 $ 504
  Capitalized Interest..................   16,138   8,599   2,208     98   124
                                         -------- ------- ------- ------ -----
    Total Fixed Charges................. $ 54,957 $40,604 $ 9,776 $  419 $ 628
                                         ======== ======= ======= ====== =====
Ratio of Earnings (Loss) to Fixed
 Charges................................      2.2     2.0     3.3   11.3   (a)
                                         ======== ======= ======= ====== =====

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(a) While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover fixed charges for the period ended December 31, 1992 by $311,000.